FAM VALUE FUND

FAM EQUITY-INCOME FUND

FAM SMALL CAP FUND

series of

FENIMORE ASSET MANAGEMENT TRUST

Plan Pursuant to Rule 18f-3

Under the Investment Company Act of 1940

I. Introduction

As required by Rule 18f-3 under the Investment Company Act of 1940, as amended (“1940 Act”), this Plan describes the multi-class system for each class of shares of FAM Value Fund, FAM Equity-Income Fund and FAM Small Cap Fund (the “Funds”), series of Fenimore Asset Management Trust (the “Trust”), including the arrangements for certain shareholder services and the method for allocating expenses applicable to the classes.

II. The Multi-Class System

The Funds offer two classes of shares, Investor Shares and Institutional Shares. Shares of each class of the Funds shall represent an equal pro rata interest in a Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section E, below; (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement for shareholder servicing (as such term is used in Rule 18f-3); and (d) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, Investor Shares and Institutional Shares shall have the features described in Sections A, B, C and D, below.

A. Sales Charge Structure

1. Investor Shares. Investor Shares shall be offered at their then-current net asset value without the imposition of either a front-end sales charge or a contingent deferred sales charge, provided however, that such sales charges may be imposed in the future as the Board of Trustees of the Trust may approve and as disclosed in a future prospectus or prospectus supplement for the Funds. Investor Shares shall be distinguished from Institutional Shares by the relative rates of shareholder administrative services fees, shareholder account services fees and fund accounting expenses allocable to each respective class of shares as described more fully below.

2. Institutional Shares. Institutional Shares shall be offered at their then-current net asset value without the imposition of either a front-end sales charge or a contingent deferred sales charge, provided however, that such sales charges may be imposed in the future as the Board of Trustees may approve and as disclosed in a future prospectus or prospectus supplement for the Funds. Institutional Shares shall be distinguished from Investor Shares by the relative rates of shareholder administrative services fees, shareholder account services fees and fund accounting expenses allocable to each respective class of shares as described more fully below.

B. Shareholder Administrative Services

The Trust has adopted Shareholder Administrative Services Plans with respect to the classes of shares of the Funds, containing the following terms:

1. Investor Shares. Investor Shares of each Fund shall pay and/or reimburse the Funds’ investment adviser for costs and expenses incurred in connection with the shareholder administrative services provided to Investor Class shareholders of the Funds, as provided in the Shareholder Administrative Services Plan for Investor Shares.

2. Institutional Shares. Institutional Shares of each Fund shall pay and/or reimburse the Funds’ investment adviser for costs and expenses incurred in connection with the shareholder administrative services provided to Institutional Class shareholders of the Funds, as provided in the Shareholder Administrative Services Plan for Institutional Shares.

C. Shareholder Account Services

The Trust has adopted Shareholder Account Services Agreements with respect to the classes of shares of the Funds, containing the following terms:

1. Investor Shares. Investor Shares of each Fund shall pay the Funds’ shareholder account services agent for costs and expenses incurred in connection with the shareholder account services provided to Investor Class shareholders of the Funds, as provided in the Shareholder Account Services Agreement for Investor Class Shares.

2. Institutional Shares. Institutional Shares of each Fund shall pay the Funds’ shareholder account services agent for costs and expenses incurred in connection with the shareholder account services provided to Institutional Class shareholders of the Funds, as provided in the Shareholder Account Services Agreement for Institutional Shares.

D. Fund Accounting Services

The Trust has adopted Fund Accounting Agreements with respect to the classes of shares of the Funds, containing the following terms:

1. Investor Shares. Investor Shares of each Fund shall pay the Funds’ fund accounting agent for costs and expenses incurred in connection with the fund accounting services provided to Investor Class shareholders of the Funds, as provided in the Fund Accounting Agreement for Investor Shares.

2. Institutional Shares. Institutional Shares of each Fund shall pay the Funds’ fund accounting agent for costs and expenses incurred in connection with the fund accounting services provided to Institutional Class shareholders of the Funds, as provided in the Fund Accounting Agreement for Institutional Shares.

E. Allocation of Income and Expenses

1. General

The gross income, realized and unrealized capital gains and losses and expenses (other than Class Expenses, as defined below) of a Fund shall be allocated to each class on the basis of its net asset value relative to the net asset value of the Fund. Expenses to be so allocated also include expenses of the Trust that are allocated to the Fund and are not attributable to a particular class of the Fund (“Trust Expenses”) and expenses of the Fund that are not attributable to a particular class of the Fund (“Fund Expenses”). Trust Expenses include, but are not limited to, Trustees’ fees, insurance costs and certain legal fees. Fund Expenses include, but are not limited to, certain registration fees, advisory fees, custodial fees, and other expenses relating to the management of the Fund’s assets.

2. Class Expenses

Expenses attributable to a particular class (“Class Expense”) shall be limited to: (a) payments made pursuant to the Shareholder Administrative Services Plan for that class; (b) payments made pursuant to the Shareholder Account Services Agreement for that class; (c) payments made pursuant to the Fund Account Agreement for that class; (d) printing and postage expenses related to preparing and distributing material such as shareholder reports, prospectuses and proxy materials to current shareholders of that class; (e) registration fees for shares of that class; (f) the expense of administrative personnel and services as required to support the shareholders of that class; (g) litigation or other legal expenses relating solely to that class; and (h) Trustees’ fees incurred as a result of issues relating to that class. Expenses described in (a), (b) and (c) of this paragraph must be allocated to the class for which they are incurred. All other expenses described in this paragraph may be allocated as Class Expenses, but only if the Trust’s President and Treasurer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended (“Code”).

In the event a particular expense is no longer reasonably allocable by class or to a particular class, it shall be treated as a Trust Expense or Fund Expense, and in the event a Trust Expense or Fund Expense becomes allocable at a different level, including as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and to approval or ratification by the Board of Trustees.

The initial determination of expenses that will be allocated as Class Expenses and any subsequent changes thereto shall be reviewed by the Board of Trustees and approved by the Board and by a majority of the Trustees who are not “interested persons” of the Trust, as defined in the 1940 Act.

3. Waivers or Reimbursements of Expenses

Expenses may be waived or reimbursed by the Trust’s investment adviser, shareholder servicing agent, distributor or any other provider of services to the Funds or the Trust without the prior approval of the Board of Trustees.

F. Exchange Privileges and Conversion Feature

Shareholders of the Funds may exchange shares of one class of a Fund for shares of an identical class of another Fund, based upon each respective Fund’s net asset value per share, or exchange or have their shares converted between classes of shares of a Fund in the manner and to the extent set forth in the Funds’ then current prospectus, subject to applicable investment minimums and other applicable eligibility requirements. The exchange privileges and conversion feature may each be terminated or revised at any time by the Trust upon such notice as is deemed applicable under the circumstances.

G. Board Review

1. Approval of Plan

The Board of Trustees, including a majority of the Trustees who are not interested persons (as defined in the 1940 Act) of the Trust or the Funds (“Independent Trustees”), at a meeting held on November 12, 2015, approved the Plan based on a determination that the Plan, including the expense allocations, is in the best interests of each Fund and of each class. Their determination was based on their review of information furnished to them which they deemed reasonably necessary and sufficient to evaluate the Plan.

2. Approval of Amendments

This Plan may not be amended materially unless the Board of Trustees, including a majority of the Independent Trustees, has found that the proposed amendment, including any proposed related expense allocation, is in the best interest of each class and the Funds. Such finding shall be based on information requested by the Board and furnished to them which the Board deems reasonably necessary to evaluate the proposed amendment.

3. Periodic Review

The Board shall review reports of expense allocations and such other information as they request at such times, or pursuant to such schedule, as they may determine consistent with applicable legal requirements.

H. Contracts

Any agreement related to the Multi-Class System shall require the parties thereto to furnish to the Board of Trustees, upon their request, such information as is reasonably necessary to permit the Trustees to evaluate the Plan or any proposed amendment.

I. Effective Date

This Plan, having been reviewed and approved by the Board of Trustees and by a majority of the Independent Trustees as indicated in Section G of the Plan, shall take effect as of January 1, 2016.